UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Briggs & Stratton Corporation
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PRELIMINARY PROXY MATERIALS

BRIGGS & STRATTON CORPORATION

12301 WEST WIRTH STREET
WAUWATOSA, WISCONSIN 53222

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at The Hay-Adams Hotel, 16th and H Streets, NW, Washington, DC 20006 on Wednesday, October 18, 2006, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

(1)          To elect three directors to serve for three-year terms expiring in 2009;

(2)          To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent auditors;

(3)          To ratify the Rights Agreement as amended by the Board of Directors on August 9, 2006; and

(4)          To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.

By order of the Board of Directors.

Wauwatosa, Wisconsin
September 20, 2006

ROBERT F. HEATH, Secretary

Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet, by telephone, or by returning the enclosed proxy card in the envelope provided. Instructions for voting via the Internet or by telephone are included on your proxy card.

The Hay-Adams Hotel is located in downtown Washington, DC.

PRELIMINARY PROXY MATERIALS

Proxy Statement

* * * * *

GENERAL INFORMATION

This proxy statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 18, 2006 at The Hay-Adams Hotel, 16th and H Streets, NW, Washington, DC 20006. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. This proxy statement and the form of proxy will be mailed to shareholders on or about September 20, 2006.

Who Can Vote?

Shareholders of record at the close of business on August 21, 2006 are entitled to notice of and to vote at the meeting. On August 21, 2006, Briggs & Stratton had outstanding ___________ shares of $.01 par value common stock entitled to one vote per share.

How Do I Vote?

You may vote in person or by properly appointed proxy. You may cast your vote by returning your signed and dated proxy card, or by voting electronically. You have the option to vote by proxy via the Internet or toll-free touch-tone telephone.

Instructions to vote electronically are listed on your proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 5:00 p.m. Eastern Daylight Time on October 17, 2006.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

How Are Votes Counted?

A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter. If a quorum exists, the affirmative vote of a majority of the votes represented in person or proxy at the meeting is required for the election of directors, to ratify the selection of independent auditors and to ratify the Rights Agreement. A vote withheld from the election of directors or an abstention with respect to the ratification of the selection of auditors or the Rights Agreement will count toward the quorum requirement and will have the effect of a vote against the matter being voted on and broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. The Board of Directors has appointed Innisfree M&A Incorporated as Inspectors of Election to count the votes and ballots.

Who Pays For This Proxy Solicitation?

Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Innisfree M&A Incorporated to assist in its proxy solicitation efforts, at a fee anticipated not to exceed $10,000 plus reasonable out-of-pocket expenses.

What If Other Matters Come Up At The Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected to serve for a term of three years expiring in 2009. Six directors will continue to serve for the terms designated in the following table. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.

The proxies received in response to this solicitation will be voted for the election of the nominees named below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES AND DIRECTORS

Year First
Name, Age, Principal Occupation for Past Five Years and Directorships	Became a Director
Nominees for Election at the Annual Meeting (Class of 2009):
ROBERT J. O’TOOLE, 65 (3) (4) Retired. Chairman of the Board and Chief Executive Officer of A.O. Smith Corporation, a diversified manufacturer whose major products include electric motors and water heaters, from 1992-2005. Director of Factory Mutual Insurance Co., Marshall & Ilsley Corporation and A.O. Smith Corporation.	1997
JOHN S. SHIELY, 54 (3) Chairman (2003), President and Chief Executive Officer of Briggs & Stratton since July 1, 2001; previously President and Chief Operating Officer. Director of Marshall & Ilsley Corporation, Quad/Graphics, Inc., Cleveland Rock & Roll, Inc. (corporate board of the Rock & Roll Hall of Fame and Museum) and the Outdoor Power Equipment Institute. (5)	1994
CHARLES I. STORY, 52 (1) (4) President of ECS Group, Inc., an executive development company since October 2005. Former President and Chief Executive Officer, INROADS, Inc., from 1993-2005. Director of ChoicePoint Inc. Advisory Director of AmSouth Bank.	1994

Footnotes (1), (2), (3), (4) and (5) are on page 3.

Name, Age, Principal Occupation for Past Five Years and Directorships	Year First Became a Director
Incumbent Directors (Class of 2008):
JAY H. BAKER, 72 (1) (2) Retired. President of Kohl’s Corporation, an operator of family oriented, specialty department stores, until 2000. Director of Kohl’s Corporation.	1999
MICHAEL E. BATTEN, 66 (1) (3) Chairman and Chief Executive Officer of Twin Disc, Incorporated, manufacturer of power transmission equipment. Director of Twin Disc, Incorporated and Walker Forge, Inc.	1984
BRIAN C. WALKER, 44 (2) (4) President and Chief Executive Officer of Herman Miller, Inc., a global provider of office furniture and services. President and Chief Operating Officer from 2003-2004, and President of Herman Miller, N.A. from 1999-2003; previously Chief Financial Officer. Director of Herman Miller, Inc.	2002

Incumbent Directors (Class of 2007):
WILLIAM F. ACHTMEYER, 51 (1) (2) Chairman, Managing Partner, President and Chief Executive Officer of The Parthenon Group LLC, a leading strategic advisory and principal investment firm.	2003
DAVID L. BURNER, 67 (2) (3) Retired. Chairman and Chief Executive Officer of Goodrich Corporation, an aircraft systems and services company, from 1997-2003. Director of Progress Energy, Inc. and Milacron Inc.	2000
MARY K. BUSH, 58 (2) (4) President of Bush International, a consulting firm that provides advice to companies on financial strategies and business development and to governments on financial market matters. Director of Brady Corporation, MGIC Investment Corporation and UAL Corporation, and trustee of the Pioneer Family of Mutual Funds.	2004

Committee Membership: (1) Nominating & Governance, (2) Compensation, (3) Executive, (4) Audit. (5) Mr. Shiely’s brother Vincent R. Shiely is Senior Vice President & President—Yard Power Products Group of Briggs & Stratton.

CORPORATE GOVERNANCE

The Board of Directors is responsible for providing oversight of the affairs of the company for the benefit of shareholders. The Board has adopted corporate governance guidelines and has approved a code of business conduct and ethics applicable to all directors, officers and employees. Charters of the Audit, Compensation, Nominating and Governance Committees; Corporate Governance Guidelines and code of business conduct and ethics contained in the Briggs & Stratton Business Integrity Manual are available in the shareholder relations section of the company’s website (www.briggsandstratton.com) and are available in print to any shareholder upon request to the Secretary.

Director Selection Procedures. The Nominating & Governance Committee selects director nominees in accordance with the following procedures:

•                    Review the qualifications of existing Board members

•                    Determine qualifications desired in new director(s)

•                    Solicit suggestions from the Chief Executive Officer and directors on potential candidates

•                    Consider candidates recommended by security holders

•                    Retain search consultant as needed to identify candidates

•                    Evaluate qualifications of all candidates recommended for consideration

•                    Contact preferred candidate(s) to assess their interest

•                    Interview preferred candidate(s) to assess their qualifications

•                    Recommend candidate(s) for consideration by the Board

The Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. Recommendations must be received not later than 120 calendar days preceding the date of release of the prior year’s proxy statement. The co election of directors covered by this proxy statement or otherwise. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Secretary. For consideration at the 2007 annual meeting, direct nominations must be received by the Secretary no earlier than July 12, 2007 and no later than August 6, 2007.

Director Selection Criteria. The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board. Nominees must meet the following minimum criteria:

•                    A strong commitment to integrity

•                    Common sense and good judgment

•                    Relevant professional or business knowledge

•                    A record of accomplishment in prior positions

•                    The time and interest to attend and participate in Board meetings

Director Independence. A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange. A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

•                     The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under the NYSE rules.

•                     The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $500,000 or 1% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $500,000 or 1% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.

In August 2006, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Messrs. Achtmeyer, Baker, Batten, Burner, O’Toole, Story and Walker and Ms. Bush are independent. The Committee and the Board have also determined that Messrs. O’Toole, Story and Walker and Ms. Bush meet the requirements established by the U.S. Securities and Exchange Commission for independence of audit committee members.

Board Meetings. The Board has regularly-scheduled quarterly meetings, and non-management directors of the Board meet alone in executive session twice a year. Mr. Shiely as Chairman of the Board presides at the regularly-scheduled Board meetings, and Mr. Batten as Chairman of the Nominating & Governance Committee presides at the executive sessions. In fiscal year 2006, the Board held four meetings and two executive sessions.

Meeting Attendance. Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board meetings. In fiscal year 2006 and during the time a director served on the Board, each director attended the October 2005 annual meeting of shareholders, all regularly-scheduled Board meetings, and at least 75% of all meetings of the Board and the committee(s) on which he or she served.

Board Committees. The Board has established four committees to assist it in fulfilling its responsibilities. Each committee member is nominated by the Nominating & Governance Committee and appointed by the Board.

Audit Committee. The Audit Committee is composed of Messrs. O’Toole (chair), Story and Walker and Ms. Bush. Each member of the Committee has been determined by the Board to be independent under the rules of the SEC and NYSE, and the Board has determined that Messrs. O’Toole and Walker and Ms. Bush satisfy the requirements for an audit committee financial expert under SEC rules.

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, and (7) monitor the company’s compliance with legal and regulatory requirements. The Committee may delegate pre-approval authority concerning audit and non-audit services to the chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting. The Audit Committee held eight meetings during fiscal year 2006.

Compensation Committee. The Compensation Committee is composed of Messrs. Burner (chair), Achtmeyer, Baker and Walker and Ms. Bush. Each member has been determined by the Board to be independent under the rules of the NYSE.

The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) reviews and sets the salaries of executive officers, (3) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (4) administers the company’s incentive compensation plans for senior executives, (5) reviews the company’s management succession plan, and (6) prepares an annual report on executive compensation for inclusion in the proxy statement. The Compensation Committee held four meetings during fiscal year 2006.

Nominating & Governance Committee. The Nominating & Governance Committee is composed of Messrs. Batten (chair), Achtmeyer, Baker and Story. Each member has been determined by the Board to be independent under the rules of the NYSE.

The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and Committees, and (4) monitors and makes recommendations to the Board concerning corporate governance matters. The Committee held five meetings during fiscal year 2006.

Executive Committee. The Executive Committee is composed of Messrs. Batten, Burner, O’Toole and Shiely. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Executive Committee held three meetings during fiscal year 2006.

Director Compensation. Each nonemployee director receives an annual retainer fee of $40,000 payable in cash, an annual award of 400 shares of Briggs & Stratton common stock not subject to any vesting requirements and premium-priced options to buy 4,000 shares of Briggs & Stratton common stock, a fee of $1,500 for each Board or Committee meeting attended, and a fee of $250 for participating in any written consent resolution. The stock options have an exercise price equal to 110% of the fair market value of the company’s stock on the grant date, become exercisable three years after the grant date and expire five years after the grant date, except that the Board has authority to accelerate the exercise date in the event of the director’s death or retirement. In the aggregate, on August 15, 2006 onemployee directors received options to purchase 32,000 shares on the terms and conditions described above. The Chairs of the Audit, Compensation and Nominating & Governance Commttees receive an additional annual retainer fee of $5,000.

Under the Deferred Compensation Plan for Directors, nonemployee directors may elect to defer receipt of all or a portion of their directors’ compensation until any date but no later than the year in which the director attains the age of 73 years. Participants may elect to have cash deferred amounts (1) credited with interest quarterly at 80% of the prevailing prime rate, or (2) converted into common share units based on the deferral date closing price of Briggs & Stratton’s common stock. Shares of Briggs & Stratton common stock that are deferred will be credited to a common stock account. Any balance in either the common share unit account or the common stock account will be credited with an amount equivalent to any dividend paid on Briggs & Stratton’s common stock, which will be converted into additional common share units. Common share units may be distributed in cash or stock at the election of the directors. The alance in the common stock account will be distributed in shares of Briggs & Stratton common stock. All other distributions will be paid in cash. Nonemployee directors are also provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on corporate business.

Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Directors may purchase at retail up to $10,000 annually of company products and products powered by the company’s engines. The company reimburses directors for the purchase price of these products and also pays directors the applicable tax liability associated with the reimbursement. The amount of the reimbursement and tax payment is included in the directors’ taxable income. In fiscal year 2006, Mr. Batten received $13,400 and Mr. Burner received $10,251 to cover the purchase of products and the associated tax liability.

Communication with Directors. The Board has established a process for security holders to communicate with the Board, its non-management directors as a group or its presiding director. Such communications should be addressed to the Secretary of the company, who will forward the communication directly to the presiding director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corporation 82 Devonshire Street Boston, Massachusetts 02109	6,099,900	(a)	11.77%

(a) FMR Corporation reports that as of April 30, 2006 it had sole voting power with respect to 272,600 shares and sole dispositive power with respect to 6,099,900 shares.

Amounts for 5% shareholders are reported as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, nominee and the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group, as of August 21, 2006.

	Total No.			Sole	Shared	Sole
	of Shares		Percent	Voting and	Voting and	Voting
	Beneficially		of	Investment	Investment	Power
Directors and Executive Officers	Owned		Class	Power	Power	Only
William F. Achtmeyer	1,647		*	1,647	0	0
Jay H. Baker	16,800	(a)	*	13,000	3,800	0
Michael E. Batten	15,050	(a)	*	15,050	0	0
James E. Brenn	249,459	(a)(b)(f)	*	116,476	126,983	6,000	(e)
David L. Burner	17,659	(a)(c)	*	17,659	0	0
Mary K. Bush	1,200		*	1,200	0	0
Paul M. Neylon		(a)	*		0	9,551	(e)
Robert J. O’Toole	15,200	(a)	*	15,200	0	0
Thomas R. Savage	147,885	(a)	*	138,223	0	9,662	(e)
John S. Shiely	1,170,736	(a)(d)(f)	X.X	582,736	588,000	0
Charles I. Story	9,190	(a)	*	7,190	2,000	0
Todd J. Teske	187,595	(a)(b)	*	77,440	100,000	10,155	(e)
Brian C. Walker	6,000	(a)	*	6,000	0	0
All directors and executive officers as a group (23 persons including the above named persons)		(a)(b)(c)(d)(e)(f)	X.X

*      Less than 1%.

(a)    Includes shares issuable pursuant to stock options exercisable within 60 days for Mr. Baker (10,000 shares), Mr. Batten (10,000 shares), Mr. Brenn (107,540 shares), Mr. Burner (4,000 shares), Mr. Neylon (_______ shares), Mr. O’Toole (10,000 shares), Mr. Savage (131,880 shares), Mr. Shiely (474,700 shares), Mr. Story (4,000 shares), Mr. Teske (73,160 shares), Mr. Walker (4,000 shares), and all directors and executive officers as a group (_______ shares).

(b)    Includes 100,000 shares in the Briggs & Stratton Retirement Plan. Mr. Brenn and Mr. Teske share beneficial ownership of these shares through joint voting and investment power.

(c)    Includes common share units acquired through deferral of director fees under the Deferred Compensation Plan for the following Director: Mr. Burner—10,859.

(d)    Includes 588,000 shares in the Briggs & Stratton Corporation Foundation, Inc. Mr. Shiely shares beneficial ownership through joint voting and investment power.

(e)    Certain executive officers hold shares of restricted stock (included in table above) over which the holders have sole voting but no investment power as indicated: Mr. Brenn (6,000 shares), Mr. Neylon (9,551 shares), Mr. Savage (9,662 shares), Mr. Teske (10,155 shares), and all directors and executive officers as a group (52,706 shares).

(f)     Certain executive officers also hold deferred shares of the company common stock under the company’s Incentive Compensation Plan as indicated: Mr. Brenn (3,713 shares), Mr. Shiely (15,121 shares), and all directors and executive officers as a group (25,540 shares). Deferred shares are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Total No. of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest of the officers tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors and certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on the information provided by the reporting persons, all applicable reporting requirements for fiscal 2006 were accomplished in a timely manner, except that a Form 4 was filed late with the SEC covering the sale of 336 shares of stock by George Thompson, Vice President—Corporate Communications and Community Relations.

ITEM 2:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of PricewaterhouseCoopers LLP as the company’s independent auditors for the current fiscal year ending July 1, 2007. The Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Committee and Board are submitting the selection of PricewaterhouseCoopers LLP for ratification because they value the shareholders’ views on the company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.

The Audit Committee and Board recommend a vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four nonemployee directors. The Committee acts under a written Audit Committee Charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that Messrs. O’Toole and Walker and Ms. Bush are audit committee financial experts, and all committee members are independent under the rules of the U.S. Securities and Exchange Commission and New York Stock Exchange.

Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of Briggs & Stratton’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion on management’s assessment as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed Briggs & Stratton’s audited financial statements with management and PricewaterhouseCoopers LLP (“PWC”), the Company’s independent auditors. The Audit Committee has discussed with PWC the matters related to the conduct of the audit required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee also discussed with PWC the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from PWC the written disclosures of all relationships between Briggs & Stratton and PWC that may bear on independence and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with PWC its independence.

The Audit Committee has discussed with the company’s internal audit manager her evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2006 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Robert J. O’Toole, Chairman

Mary K. Bush

Charles I. Story

Brian C. Walker

INDEPENDENT AUDITORS’ FEES

Briggs & Stratton retained PricewaterhouseCoopers LLP to provide audit services for fiscal year 2006 and 2005. The firm billed the following fees for the respective periods:

	2006	2005
Audit Fees	$766,181	$653,050
Audit-Related Fees	—	—
Tax Fees	130,410	97,633
All Other Fees	—	45,491
Total Fees	$896,591	$796,174

Tax Fees for 2006 and 2005 include fees for tax compliance reviews and the preparation of tax returns. All Other Fees for 2005 include consulting services related to human resource matters. The Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

CHANGE IN AUDITORS

On August 3, 2004, the Audit Committee dismissed Deloitte & Touche LLP as the company’s independent public accountants and appointed PricewaterhouseCoopers LLP as the company’s new independent accountants. Shareholders ratified the selection of PricewaterhouseCoopers LLP at the October 2004 and 2005 annual meetings.

Deloitte & Touche LLP’s report on the company’s consolidated financial statements for fiscal year 2004 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal year 2004 and through the date of dismissal of Deloitte & Touche LLP, there were no disagreements between the company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. During fiscal year 2004 and through the date of dismissal of Deloitte & Touche LLP, none of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred, and the company did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

A representative of PricewaterhouseCoopers LLP will be present at the October 2006 annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.

PERFORMANCE GRAPH

The chart below is a comparison of the cumulative return over the last five fiscal years had $100 been invested at the close of business on June 30, 2001 in each of Briggs & Stratton common stock, the Standard & Poor’s (S&P) Smallcap 600 Index and the S&P Machinery Index.

FIVE YEAR CUMULATIVE TOTAL RETURN COMPARISON*
Briggs & Stratton versus Published Indices

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists of five directors, each of whom has been determined by the Board to be independent under the rules of the New York Stock Exchange. The Committee reviews and approves corporate goals and objectives relevant to CEO compensation, and evaluates the CEO’s performance and sets his compensation. The Committee also reviews and sets the salaries of all other executive officers, and reviews and makes recommendations to the Board concerning incentive compensation and benefit programs.

The objectives of the Committee are to (1) attract and retain key individuals who are important to the continued success of Briggs & Stratton and its operating units, and (2) provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders’ investment. The compensation arrangements that the Committee uses to accomplish these objectives include base salaries, cash bonuses, long-term incentives comprising premium-priced stock options, restricted stock and deferred stock, and deferred compensation plans and retirement plans. Bonuses and long-term incentives are determined based on the company’s financial performance as measured by economic value added (“EVA”). In addition, bonuses are subject to a ceiling and floor, stock option awards are based on the amounts of target bonuses, and restricted and deferred stock awards are based on actual bonuses.

The Committee believes the company’s pay levels are appropriately targeted to attract and retain key executives, the bonus and long-term incentive programs provide very strong incentives for management to increase shareholder value, and total compensation is both cost-effective in promoting increases in shareholder value and reasonable under the circumstances.

Base Salaries

Annual salaries for all officers are determined based on level of responsibility and individual performance. The Committee reviews and sets these salaries in August of each year. It is the Committee’s objective that officers generally be compensated between the 50th and 75th percentile of salaries paid by comparable companies.

In reviewing and setting base salaries that took effect in September 2005, the Committee considered compensation survey data provided by its outside consultant Hewitt Associates LLC. The Committee has retained Hewitt to provide independent executive compensation data and advice, and the Committee monitors the scope and size of any work Hewitt performs for management in order to assure itself of Hewitt’s continuing independence. The compensation data Hewitt provided the Committee was prepared in August 2005, and was derived from a Comparator Group of companies in the same general sales dollar size range and broad industry sector as Briggs & Stratton. This group is not the same group of companies included in the S&P Machinery Index. The Committee determined that the salary levels it established would achieve the Committee’s objectives. As a result of this process, Mr. Shiely, as Chief Executive Officer, received a base salary of $881,000 in fiscal year 2006.

Annual Cash Bonuses

Briggs & Stratton maintains an Economic Value Added Incentive Compensation Plan (the “EVA Plan”). The purpose of the EVA Plan is to provide cash bonuses to key employees, which include all executive officers and other employees, in a form that links financial rewards to an increase in the value of Briggs & Stratton to its shareholders.

In general, EVA is net operating profit after taxes, less a capital charge. The capital charge, which is intended to represent the return expected by the providers of the firm’s capital, is the weighted average cost of (1) equity capital based on a 10-year Treasury Bond yield plus the product of a historical equity risk premium and the business risk index for Briggs & Stratton, and (2) debt capital equal to the actual after-tax cost to the company of its debt. As stated in the Incentive Compensation Plan approved by shareholders, EVA improvement is the financial performance measure most closely correlated with increases in shareholder value.

Under the EVA Plan, the annual Target Incentive Award for a participant ranges from 20% to 100% of his or her base salary, with Mr. Shiely’s individual Target Incentive Award set at 100% of his base salary. The percentage used for each participant is determined by reference to the bonus opportunities customarily provided by other companies to executives having similar responsibilities. The Accrued Bonus calculated for a participant at the end of a fiscal year is equal to 30% of the Company Performance calculation (Base Salary x Target Incentive Award x Company Performance Factor) plus 70% of the Individual Performance calculation (Base Salary x Target Incentive Award x Individual Performance Factor), with no more than 15% of the Accrued Bonus attributable to Non-Quantifiable Individual Performance Factors. The EVA Plan also establishes a cap on the Accrued Bonus of each participant that is three times the dollar amount of his or her Target Incentive Award (subject to the $3 million limit approved by shareholders in October 2004), and a floor that is negative one times the dollar amount of the participant’s Target Incentive Award (which is relevant for Bonus Bank purposes as discussed below).

The Company Performance Factor is measured by comparing the company’s Actual EVA for a fiscal year to the Target EVA for the same year. Target EVA for a fiscal year is the average of the Target EVA for the prior year and Actual EVA for the prior year. This methodology has been used consistently since 1992 to determine each year’s Target EVA. The Committee believes the methodology is appropriate for use in determining executive compensation because it is objective and predictable, it adjusts the Target EVA each year based on actual financial results, and it requires that Actual EVA improve in order for Target Incentive Awards to be paid. The Individual Performance Factor for each participant is the weighted average of one or more quantifiable or non-quantifiable factors called Supporting Performance Factors. Supporting Performance Factors are measured by an achievement percentage continuum that generally ranges from 0% to 150% of the individual goal to be achieved and are enumerated from 0.5 to 1.5 based on this range. If approved by the Committee, Supporting Performance Factors do not have a ceiling if

EVA® is a registered trademark of Stern Stewart & Co.

they are the same as the Company Performance Factor or if they are based on the EVA of a division of the company. For fiscal year 2006, the company’s Target EVA was $21.9 million, the actual EVA was negative $33.5 million, and the Company Performance Factor was negative 1.26. The Individual Performance Factor for each executive named in the Summary Compensation Table was the Company Performance Factor. As a result, the Accrued Bonus for each such executive was a negative amount, which reduced the executive’s outstanding Bonus Bank balance as described below.

The EVA Plan uses a Bonus Bank to ensure that extraordinary EVA performance is sustained before extraordinary bonus awards are paid out. The Bonus Bank applies to senior executives designated by the Committee under the EVA Plan, which for fiscal year 2006 included all of the company’s executive officers. A senior executive’s Bonus Bank account is considered at risk, given that in any year the Accrued Bonus for the executive is negative, the negative bonus amount is subtracted from the executive’s outstanding Bonus Bank balance, and extraordinary EVA performance must be sustained for several years to ensure full payout of the Accrued Bonus. The EVA Plan also provides that any Accrued Bonus in excess of 100% of the Target Incentive Award shall be added to the senior executive’s outstanding Bonus Bank balance rather than being paid to the executive on a current basis. On termination of employment due to death, disability or retirement, the available balance in the Bonus Bank will be paid to the terminating senior executive or his or her designated beneficiary or estate. Senior executives who voluntarily leave to accept employment elsewhere or who are terminated for cause forfeit any positive available balance. A senior executive is not expected to repay negative balances upon termination or retirement. Each senior executive other than two who were added to the EVA plan during the year had a positive Bonus Bank balance during fiscal year 2006, but the balance for each executive named in the Summary Compensation Table became a deficit at the end of the year due to the negative Accrued Bonuses for the year.

Based on these calculations, no cash bonuses were awarded under the EVA Plan to any executive named in the Summary Compensation Table for fiscal year 2006.

Long-Term Incentives

In October 2004 shareholders approved a revised and restated Incentive Compensation Plan (“ICP”). The ICP authorizes the Committee to grant to officers and other key employees stock incentive awards in the form of one or any combination of the following: stock options, stock appreciation rights, deferred stock and restricted stock. Stock options granted under the ICP are premium-priced stock options (“PSOs”), because they must have an exercise price that is 110% of the price of the company’s stock on the grant date.

The Committee awards PSOs, restricted stock and deferred stock to senior executives under a written program that is designed to tie the interests of all senior executives to the long-term consolidated financial results of the company (the “Executive Program”). The Executive Program is structured such that each year an executive is awarded PSOs having a value equal to the dollar amount of the executive’s Target Incentive Award under the EVA Plan for the most recently completed fiscal year, and also is awarded restricted and/or deferred stock having a value equal to the amount of the executive’s actual cash bonus for the most recently completed fiscal year. The Executive Program caps aggregate awards to all executives for an EVA Plan year at 730,000 PSOs and 500,000 shares of restricted and deferred stock, with any forced reduction in such awards carried forward for grant in future years. These provisions are intended to reduce the volatility of incentive compensation from year to year, increase stock ownership by senior executives, and relate restricted and deferred stock awards to the company’s financial performance.

PSOs include Incentive Stock Options (“ISOs”) as defined under and subject to Section 422 of the Internal Revenue Code and Non-Qualified Stock Options. PSOs become exercisable three years after the date of grant and expire upon the optionee’s termination of employment for cause, one year following termination of employment due to death, three years following termination due to retirement or disability, or three months after termination of employment for any other reason. However, in no event may any

PSO continue longer than its maximum term set by the Compensation Committee at the time of grant. ISOs retain their status only if exercised within three months following termination of employment.

The number of PSOs awarded for fiscal year 2006 was determined by dividing the dollar amount of each senior executive’s Target Incentive Award for that year by the Black-Scholes value of a share of the company’s common stock based on its fair market value on the date of the grant. The exercise price of the PSOs granted for fiscal year 2006 is $____, which is 110% of the fair market value of the company’s common stock on the grant date of August 15, 2006. The material assumptions and adjustments used in calculating Black-Scholes values are discussed below under the table relating to stock options.

The Committee awarded restricted and deferred stock to two senior executives based on the amount of the bonuses paid to the executives in August 2006. Neither of these executives are named in the Summary Compensation Table. The number of restricted and deferred shares for each executive was calculated by dividing the executive’s bonus by the fair market value of the company’s common stock on the date of grant of August 15, 2006. Restricted and deferred stock vests five years after their grant date. The vesting date is not accelerated by early or regular retirement, except in extraordinary circumstances approved by the Committee. If an executive resigns his or her employment prior to the vesting date, the restricted or deferred stock is forfeited. Cash dividends are paid on restricted stock during the vesting period. Holders of deferred stock awards are credited with additional shares of deferred stock in lieu of cash dividends.

In August 2006 the Committee awarded PSOs to 16 senior executives and restricted and deferred stock to two executives. The award made to Mr. Shiely was determined in the manner described above and included ___ PSOs.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million, unless certain conditions are met. The ICP, the EVA Plan and the Executive Plan are designed generally to ensure full tax deductibility of compensation paid under these plans, and it has been the policy of the Compensation Committee and Board to take reasonable steps to maintain the corporate tax deductibility of compensation paid to executive officers. For fiscal year 2006, the full amount of Mr. Shie-ly’s base salary was tax deductible because it was below the $1 million threshold.

Submitted by the Compensation Committee of the Board of Directors.

David L. Burner, Chairman

William F. Achtmeyer

Jay H. Baker

Mary K. Bush

Brian C. Walker

EXECUTIVE COMPENSATION

Compensation Summary

The table includes information for each of the last three fiscal years concerning the compensation paid by Briggs & Stratton to its Chief Executive Officer and the four other most highly compensated executive officers.

Summary Compensation Table

					Long-Term Compensation
					Awards	Payouts
				Restricted/	Securities
		Annual		Deferred	Underlying		All Other
Name and	Fiscal	Compensation(1)		Stock	Options/	LTIP	Compensa-
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(2)	SARs (#)(3)	Payouts ($)(4)	tion ($)(5)
J.S. Shiely	2006	$881,000	$ 0	$ 0		$ 0	$64,701
Chairman, President and	2005	779,166	520,461	515,450	105,721	208,794	69,639
Chief Executive Officer	2004	737,768	1,233,843	0	348,560	311,633	63,073

T.J. Teske	2006	417,122	0	0		0	22,071
Executive Vice President	2005	248,904	146,665	145,259	20,264	18,977	20,424
& Chief Operating Officer	2004	227,426	196,793	170,940	55,600	28,324	6,478

T.R. Savage	2006	345,740	0	0		0	36,953
Senior Vice President—	2005	321,846	129,253	128,024	26,202	52,010	42,904
Administration	2004	306,292	296,277	170,940	83,700	77,627	18,870

J.E. Brenn	2006	345,138	0	0		0	36,002
Senior Vice President and	2005	318,262	127,813	126,590	25,910	51,430	36,977
Chief Financial Officer	2004	302,878	293,892	170,940	83,020	76,761	18,381

P.M. Neylon (6)	2006	301,140	0	0		0	21,534
Senior Vice President—	2005	279,370	125,341	124,143	22,744	48,654	42,014
Operations	2004	264,208	270,773	170,940	76,500	72,617	16,668

(1)             Annual salary includes amounts earned in fiscal year, whether or not deferred. Annual bonus is the executive’s Total Bonus Payout, which includes any payments from the bonus bank, and any amounts the executive has elected to defer.

(2)             No restricted or deferred stock awards were made to the named officers for fiscal year 2006. Restricted stock awards were granted in August 2005 for fiscal year 2005 to Messrs. Teske, Savage and Neylon in the amounts of 4,155 shares, 3,662 shares, and 3,551 shares respectively, and deferred stock awards were granted to Messrs. Shiely and Brenn in the amounts of 14,744 shares and 3,621 shares respectively. All such awards are subject to forfeiture until vested. The dollar values shown in the table for these shares are based on the closing market price of company common stock on the grant date. The restricted and deferred stock awards will vest five years after the date of grant.

The aggregate restricted/deferred stock holdings at the end of fiscal year 2006 for the named officers were as follows (based on a closing price of $31.11 on June 30, 2006): Mr. Shiely—15,121 deferred shares valued at $470,414; Mr. Teske—10,155 restricted shares valued at $315,922; Mr. Savage—9,662 restricted shares valued at $300,585; Mr. Brenn—6,000 restricted shares valued at $186,660 and 3,713 deferred shares valued at $115,511; and Mr. Neylon—9,551 restricted shares valued at $297,132.

Cash dividends are paid on a quarterly basis on restricted stock. An amount equivalent to any paid dividends is converted into additional common share units for the deferred stocks.

(3)             No SARs are outstanding. Option awards reported for fiscal year 2006 were granted August 15, 2006. Option awards for 2004 reflect a 2 for 1 stock split on October 29, 2004.

(4)             Figures reflect the portion of the EVA Plan Bonus Bank balances paid with respect to each fiscal year. These amounts are also included under the annual bonus column.

(5)             Amounts are reported in the year earned rather than, as shown in the Summary Compensation Table for prior years, in the year paid. All other compensation for fiscal year 2006 for Messrs. Shiely, Teske, Savage, Brenn and Neylon, respectively, includes: (i) matching contributions to the Briggs & Stratton’s Savings and Investment Plan for each named executive officer of $7,500, $7,472, $6,081, $5,334 and $4,970; (ii) matching contributions to Briggs & Stratton’s Key Employee Savings and Investment Plan for each named executive officer of $20,130,

$6,214, $4,072, $4,054 and $2,734; (iii) reimbursement of professional consultant fees for each named officer of $7,271, $0, $0, $0 and $830; (iv) an executive life insurance premium for each named executive officer of $29,800, $8,385, $26,800, $26,614 and $13,000. There were no premiums paid in 2004.

(6)             The annual bonus and long term compensation reported for fiscal year 2004 has been reduced by $1,570 compared to the amounts reported in the Summary Compensation Table in the 2004 proxy statement because of a downward adjustment in the calculation of Division EVA. Effective August 31, 2006, Mr. Neylon retired from the company, as discussed under “Employment and Compensation Agreement” below. Mr. Neylon entered into a consulting agreement with the company that took effect on September 1, 2006.

Stock Options

The Incentive Compensation Plan approved by shareholders in October 2004 provides for the granting of stock options with respect to Briggs & Stratton common stock. Option awards reported for fiscal year 2006 were granted effective August 15, 2006. These options become exercisable August 15, 2009 and expire on August 15, 2011. Option awards are intended to qualify as incentive stock options to the extent permitted under the Internal Revenue Code of 1986, as amended. Any options not meeting the requirements for incentive stock options will be treated as non-qualified stock options.

Option/SAR Grants For Last Fiscal Year

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or Base		Grant Date
	Options/SARs	Employees in	Price	Expiration	Present
Name	Granted (#)	Fiscal Year	($ / Sh)	Date	Value ($)
J.S. Shiely		%	$29.865	8/15/2011	$
T.J. Teske			$29.865	8/15/2011
T.R. Savage			$29.865	8/15/2011
J.E. Brenn			$29.865	8/15/2011
P.M. Neylon			$29.865	8/15/2011

The option price is 110% of the price of the company’s common stock on the date the stock option is awarded to an executive, and is payable in cash or by use of common stock already owned by the optionee. The Compensation Committee, in its sole discretion, may elect to cash out all or any portion of the stock options by paying a per share amount equal to the excess of the fair market value at exercise over the option exercise price. Such payment may be in cash or common stock. Finally, the Committee may elect to substitute stock appreciation rights for any or all outstanding stock options at any time. Stock options are not transferable except by will or the laws of descent or distribution.

The estimated grant date present value reflected in the Option/SAR table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the table include the following:

•        An exercise price on the option of $29.865.

•        Fair market value of the common stock on the date of grant of $27.15.

•        An option term of 5 years.

•        An interest rate of _______ percent that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term.

•        A monthly stock price volatility of _______% (utilizing 36 months of historical month-end stock prices).

•        Cumulative dividends of $_______ (_______% yield) paid with respect to a share of common stock in the year prior to the date of grant.

The ultimate values of the options will depend on the future market price of Briggs & Stratton common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Briggs & Stratton common stock over the exercise price on the date the option is exercised.

If there is a “change in control” of Briggs & Stratton, as defined in the Incentive Compensation Plan, any outstanding stock options which are not then exercisable will become fully exercisable and vested. Upon a change in control, optionees may elect to surrender all or any part of their stock options and receive a per share amount in cash equal to the excess of the “change in control price” over the exercise price of the stock option. If an optionee’s employment is terminated at or following a change in control (other than by death, disability, or retirement), the exercise periods of an optionee’s stock options will be extended to the earlier of six months and one day from the date of employment termination or the options’ respective expiration dates. No SARs were granted.

Aggregated Option/SAR Exercises In Last Fiscal Year

And FY-End Option/SAR Values*

			Number of Securities		Value of
			Underlying Unexercised		Unexercised In-the-Money
			Options/SARs		Options/SARs
	Shares Acquired	Value	at Fiscal Year End (#)		at Fiscal Year End ($)
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
J.S. Shiely	50,000	$599,839	232,460		$1,082,898	$
T.J. Teske	8,000	103,120	50,380		301,759
T.R. Savage	11,000	144,810	85,460		620,235
J.E. Brenn	76,326	911,253	61,600		434,560
P.M. Neylon	49,420	537,164	22,120		171,762

*   No SARs are outstanding. Options at fiscal year end include options granted on August 15, 2006 for fiscal year 2006.

Equity Compensation Plan Information

The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of July 2, 2006.

Number of securities
		Weighted average	remaining available for
	Number of securities to	exercise price of	future issuance under
	be issued upon exercise	outstanding	equity compensation plans
	of outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in 1st column)
Equity compensation plans	3,099,912(1)	32.08	7,560,198(2)
approved by security holders

Equity compensation plans not	—	n/a	—
approved by security holders

Total	3,099,912	32.08	7,560,198

(1)   Represents options, restricted stock and deferred stock granted under Briggs & Stratton’s Stock Incentive Plan and Incentive Compensation Plan. Of this amount, 2,663,310 were awarded under the Briggs & Stratton Stock Incentive Plan, which terminated effective October 29, 2004. The remaining 436,602 awards were granted under the Briggs & Stratton Incentive Compensation Plan, which was approved by shareholders, effective October 29, 2004.

(2)   Represents securities available for future issuance under the Briggs & Stratton Incentive Compensation Plan. Under the Briggs & Stratton Stock Incentive Plan, no securities remain available for future issuance.

Long-Term Incentive Compensation

The EVA Plan requires that Accrued Bonuses that senior executives have earned in excess of 100% of their Target Incentive Awards be banked rather than be paid to them currently. In any year an executive’s Accrued Bonus is negative, the negative bonus amount reduces the executive’s outstanding Bonus Bank balance. In August 2006 the Bonus Bank balance of each executive named in the Summary Compensation Table was negative and no cash bonus was paid to the executive, because the amount of each executive’s bank balance at the start of fiscal year 2006 was less than his negative Accrued Bonus for fiscal year 2006.

Long-Term Incentive Plans—Awards in Last Fiscal Year

Estimated Future Payouts (Paybacks) Under Non-Stock Price-Based Plans
Name	Amounts Banked (Forfeited) ($)	Minimum ($)	Target and Maximum ($)
J.S. Shiely	$	$	$
T.J. Teske
T.R. Savage
J.E. Brenn
P.M. Neylon

Retirement Plan

The following table shows total estimated annual benefits from funded and unfunded sources generally payable to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications. These are calculated on a single-life basis and adjusted for the projected Social Security offset:

	Annual Pension Payable for Life After Specified Years of Credited Service
Average Annual Compensation in Highest 5 of Last 10 Calendar Years of Service	10 Years	20 Years	30 Years	40 Years
$ 200,000	$38,000	$77,000	$115,000	$140,000	*
400,000	80,000	161,000	241,000	280,000	*
600,000	122,000	245,000	367,000	420,000	*
800,000	164,000	329,000	493,000	560,000	*
1,000,000	206,000	413,000	619,000	700,000	*
1,200,000	248,000	497,000	745,000	840,000	*
1,400,000	290,000	581,000	871,000	980,000	*
1,600,000	332,000	665,000	997,000	1,120,000	*
1,800,000	374,000	749,000	1,123,000	1,260,000	*

*                    Figures reduced to reflect the maximum limitation of 70% of compensation.

Briggs & Stratton maintains a defined benefit retirement plan (the “Retirement Plan”) covering all executive officers and substantially all other employees of its affiliates, except for employees of Simplicity Manufacturing, Inc. Under the Retirement Plan non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years’ compensation of the last ten calendar years of service prior to retirement multiplied by the number of years of credited service. This amount is offset by 50% of Social Security. The Social Security offset is prorated if years of credited service are less than 30.

Executive officers also participate in an unfunded program that supplements benefits under the Retirement Plan. Under this program executive officers are provided with additional increments of 0.5% of compensation per year of credited service over that presently payable under the Retirement Plan to non-bargaining unit employees. In no event will a pension paid under the above described plans to a non-bargaining unit employee exceed 70% of the employee’s average monthly compensation. The Board of Directors amended the supplemental program in August 2003 to provide Mr. Shiely with up to five additional years of credited service based on his tenure as CEO.

A trust has been established for deposit of the aggregate present value of the benefits described above for executive officers upon the occurrence of a change in control of Briggs & Stratton. The trust would not be considered funding the benefits for tax purposes.

The table above does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended, on pensions paid under federal income tax qualified plans. However, an executive officer covered by Briggs & Stratton’s unfunded program will receive the full pension that the officer would be entitled in the absence of such limitations. Compensation, for purposes of the table, includes the compensation shown in the Summary Compensation Table under the headings “Salary,” “Bonus” and “LTIP Payouts.” The years of credited service under the Retirement Plan for the individuals named in the Summary Compensation Table are: Mr. Shiely—20; Mr. Teske—10; Mr. Savage—14; Mr. Brenn—28; and Mr. Neylon—33.

Employment and Compensation Agreements

Each executive officer of Briggs & Stratton, including the officers named in the Summary Compensation Table (other than Mr. Neylon who retired on August 31, 2006), is party to a two-year employment agreement. The agreements automatically extend for an additional year upon each anniversary date unless either party gives a 30-day notice prior to the anniversary date that the agreement will not be renewed. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. Briggs & Stratton agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees of Briggs & Stratton in comparable positions. In the event of a termination other than for cause, the officer’s salary and fringe benefits (but not bonus or long-term incentive compensation) are continued for the remaining term of the agreement.

The Board of Directors has authorized the Chairman of the Board to offer to all executive officers change in control employment agreements. These ensure the employee’s continued employment following a “change in control” on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. Briggs & Stratton currently has such agreements with all of its executive officers. These agreements become effective only upon a defined change in control of Briggs & Stratton, or if the employee’s employment is terminated upon or in anticipation of such a change in control and automatically supersede any existing employment agreement. Under the agreements, if during the employment term (three years from the change in control) the employee is terminated other than for cause or if the employee voluntarily terminates his employment for good reason or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three times the sum of the employee’s annual salary and bonus and a “gross-up” payment that will, in general, effectively reimburse the employee for any amounts paid under federal excise taxes.

The company entered into a consulting agreement with Mr. Neylon that took effect on September 1, 2006. Under the agreement, Mr. Neylon will provide consulting services to the company through December 31, 2007 and will receive as compensation $25,416.67 per month, plus reasonable travel and living expenses related to performing these services. The agreement prohibits Mr. Neylon from competing with the company during the period of his consultancy and for two years thereafter.

ITEM 3:  RATIFICATION OF RIGHTS AGREEMENT

Background

The company is a party to a Rights Agreement with National City Bank, as rights agent, dated as of August 7, 1996 (as amended through August 9, 2006, the “Rights Agreement”). The company adopted the Rights Agreement in an attempt to defend against abusive or otherwise undesirable takeover tactics, such as:

•        acquiring stock for the purpose of forcing a sale of the company at a price that is more than the average cost of the investor’s position, but less than a fair price to shareholders;

•        taking control through open-market purchases without giving the shareholders a control premium for their shares or the protections of the federal tender offer rules;

•        attempting to acquire the company at a time when the company’s common stock is undervalued and at a price that is less than the stock’s intrinsic value; and

•        attempting, through a partial tender offer, to acquire a majority interest in the company and then forcing the remaining public shareholders to accept cash and/or securities of lesser value.

The Rights Agreement discourages such attempts by making an acquisition of the company that is not approved by the company’s Board of Directors (the “Board”) prohibitively expensive for the acquiror by significantly diluting the acquiror’s stock interest in the company and increasing the number of shares of common stock that would have to be acquired.

Under the Rights Agreement, each share of common stock of the company is accompanied by one corresponding right (“Right”) entitling the holder to purchase from the company one-half of one share of company common stock at a “purchase price” of $80 per full share (after giving effect to the two-for-one stock split of the shares of common stock effected as a 100% stock dividend effective October 29, 2004, and subject to adjustment), or, in the additional circumstances described below, to purchase shares of common stock equal in value to twice the then current purchase price. The Rights also would entitle their holders to acquire common stock of an acquiror in the circumstances described below. Nevertheless, before a person acquires 20 percent or more of the outstanding common stock of the company, the Rights may be redeemed by the Board, or in certain circumstances pursuant to action by the shareholders, or the terms of the Rights may be modified by the Board to, among other things, exempt a particular acquiror from the dilutive effects of the Rights. These provisions generally have the effect of encouraging potential acquirors to negotiate with the Board before acquiring 20 percent or more of the common stock so that the Board may redeem or modify the Rights as part of an acquisition. Until the distribution date, which is described below, the Rights are evidenced by the company’s common stock certificates.

Amendment of Rights Agreement

On August 9, 2006, the Board amended the Rights Agreement to increase the stock ownership threshold that is permitted before the Rights become exercisable to 20 percent (from 15 percent), to extend the term of the Rights Agreement to three years from the date of the Annual Meeting, and to include a qualified offer provision that would, under certain circumstances, permit shareholders to cause the Rights to be redeemed. In amending the Rights Agreement, the company consulted proxy advisors, published guidelines and market literature and modified the Rights Agreement to include these progressive, shareholder-friendly provisions. The Board’s decision to amend the Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal and is not intended to prevent a non-coercive takeover bid from being made for the company or to keep management or the directors in office.

Summary of Rights Agreement

Following is a summary of the material terms of the Rights Agreement. The statements below are only a summary, and we refer you to the full text of the Rights Agreement, which was filed as an exhibit to the company’s Amended Registration Statement on Form 8-A/A filed on August 15, 2006. A copy of a Summary of Rights to Purchase Common Shares is attached to this Proxy Statement as Appendix A.

Events Causing the Exercisability of the Rights

The Rights will become exercisable upon the occurrence of the “distribution date” which is defined in the Rights Agreement as the earlier to occur of:

•        10 calendar days following public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of common stock of the company; or

•        10 business days following the commencement of, or announcement of intention to make, a tender offer or exchange offer the consummation of which would result in a person or group owning 20% or more of the outstanding shares of common stock.

Until the distribution date, the Rights will be transferred with and only with the common stock of the company.

The Company’s Board of Directors May Redeem or Exchange the Rights

The Board may, at its option, at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding shares of common stock of the company, redeem all (but not less than all) of the then outstanding Rights at a price of $.01 per right (the “redemption price”). The Rights will then terminate immediately, and the only right of holders of Rights will be to receive the redemption price.

Effect of Certain Ownership of Stock

In the event that a person or group becomes the beneficial owner of 20% or more of the outstanding shares of common stock of the company prior to the expiration or termination or earlier redemption of the Rights, each Right (other than Rights owned by the acquiring person, which will become void) will thereafter constitute the right to receive, upon exercise for the exercise price of $80 (after giving effect to the two-for-one stock split of the shares of common stock of the company effected as a 100% stock dividend effective October 29, 2004), subject to adjustment, that number of shares of the company’s common stock (or, in certain circumstances, cash, property or other securities of the company) having a value equal to two times the then current exercise price. However, after a person or group becomes the beneficial owner of 20% or more of the outstanding shares of common stock, and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the Board may exchange the Rights (other than Rights owned by the acquiring person, which will become void), under certain circumstances, in whole or in part, at an exchange ratio of one share of common stock per Right.

Until a Right is exercised or exchanged, the holder of the Right, by virtue of being a Right holder, will not be entitled to any rights of a holder of shares of common stock of the company for which the Rights are exercisable, including, without limitation, the right to vote or to receive dividends.

Exercise of Rights for Shares of an Acquiring Company

In the event that, at any time following the acquisition by a person or group of 20% or more of the company’s common stock, (i) the company is acquired in a merger or other business combination transaction or (ii) 50% or more of the company’s consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right will then have the right to receive, upon exercise thereof at the then current exercise price, common stock of the acquiring company having a market value at the time of such transaction equal to two times the exercise price of the Right.

Qualified Offer

Not earlier than 60 business days, nor later than 80 business days, after the emergence of a “qualified offer,” as described below (which has not been terminated and which continues to be a “qualified offer”), shareholders representing at least ten percent (10%) of the outstanding shares of common stock of the company (other than shares of common stock held by the offeror) may request that the Board call a special meeting of shareholders to vote on redeeming all of the Rights. The record date for determining the shareholders eligible to request such a meeting will be the 60th business day following commencement of the qualified offer. The Board must then call and hold such a meeting within 90 business days after the Board’s receipt of the shareholders’ request. If, at the special meeting, shareholders representing a majority of the shares of common stock outstanding and entitled to vote as of the record date for the special meeting vote in favor of redeeming the Rights, then the Rights will be redeemed effective immediately prior to the consummation of the qualified offer, if and only if the qualified offer is consummated within 60 days after either the date on which the results of the vote on the redemption resolution at the special meeting are certified as official or, if no special meeting is held by the date that is 90 business days following receipt of the shareholders’ request for the special meeting, at the close of business on that 90th business day.

A qualified offer is an offer that has, to the extent required for the type of offer specified, each of the following characteristics:

•        is a fully financed all-cash tender offer or an exchange offer offering at least 70 percent cash and shares of common stock of the offeror, in each such case for any and all of the outstanding shares of common stock of the company;

•        is an offer that has commenced within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934;

•        is an offer whose per-share price is greater than the highest reported market price of the company’s common stock in the preceding 24 months and represents a reasonable premium above the average of the closing prices for the five trading days immediately preceding commencement date on the offer;

•        is an offer that is accompanied by a written opinion of a nationally recognized investment banking firm that is addressed to the company and the holders of shares of common stock of the company other than the offeror and states that the price to be paid to such holders pursuant to the offer is fair from a financial point of view to such holders and includes any written presentation of such firm showing the analysis and range of values underlying such conclusions, which written opinion and any such presentation are updated and provided to the company within two business days prior to the date such offer is consummated, and within 20 business days after the commencement date of the offer (or within 10 business days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the company shareholders is either unfair or inadequate;

•        is subject only to the minimum tender condition described below and other usual and customary terms and conditions, which conditions shall not include any financing, funding or similar condition or any requirements with respect to the offeror or its agents being permitted to conduct any due diligence with respect to the books, records, management, accountants and other outside advisers of the company;

•        is accompanied by an irrevocable written commitment by the offeror to the company that the offer will remain open for at least 60 business days and, if a special meeting is duly requested by the company’s shareholders with respect to the offer, at least 10 business days after the date of the special meeting or, if no special meeting is held within 90 business days following receipt of the special meeting notice, for at least 10 business days following such 90 business day period;

•        is accompanied by an irrevocable written commitment by the offeror to the company that, in addition to the minimum time periods specified above, the offer will be extended for at least 20 business days after any increase in the price offered, and after the commencement of any bona fide alternative offer;

•        is conditioned on a minimum of 90% of the outstanding shares of company common stock (other than shares of common stock held by the offeror) being tendered and not withdrawn as of the offer’s expiration date which condition shall not be waivable;

•        is accompanied by an irrevocable written commitment by the offeror to the company to consummate promptly upon successful completion of the offer a second-step transaction whereby all shares of common stock of the company not tendered into the offer will be acquired at the same amount and form of consideration per share actually paid pursuant to the offer, subject to shareholders’ statutory appraisal rights, if any;

•        is accompanied by an irrevocable written commitment by the offeror to the company that no amendments will be made to the offer to reduce the offer consideration, change the form of consideration offered, reduce the number of shares being sought or otherwise change the terms of the offer in a way that is adverse to a tendering shareholder;

•        is an offer pursuant to which the company has received an irrevocable written commitment of the offeror that the offeror will pay (or share with any other offeror) at least one-half of the company’s costs of a special meeting requested with respect to such offer; and

•        is an offer pursuant to which the company has received an irrevocable written commitment of the offeror that if the offer is not consummated, the offeror will not make any offer for or purchase any equity securities of the company for a period of one year after the commencement of the original offer if such original offer does not result in the tender of at least 85% of the outstanding shares of common stock not owned by the offeror.

Any offers are subject to further conditions for qualification as “qualified offers”, as set forth in the Rights Agreement. These conditions generally require assurance that the offer is fully financed and that the offeror has sufficient committed resources to consummate the offer. Any offers that have acquiror common stock as partial consideration are subject to further conditions for qualification as “qualified offers,” as set forth in the Rights Agreement. These conditions generally require certain safeguards regarding, and access to, information about the acquiror to allow an informed determination as to the value and risks of the stock, including safeguards against developments that adversely affect the value of the stock, that the acquiror’s stock (which may not have subordinated voting rights nor may its ownership be heavily concentrated in one person or group) is listed on a national exchange, that the acquiror meets certain seasoned issuer standards under the Securities Act of 1933, and that no acquiror shareholder approval of the issuance of the consideration to the company’s shareholders is necessary after commencement of the offer.

Adjustments to Exercise Price

The exercise price for each Right and the number of shares of common stock (or other securities or property) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

Amendments to Terms of the Rights

The provisions of the Rights Agreement may be amended by the Board without the approval of any holders of certificates for Rights in order to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or consistent with any other provisions therein, or to make any other provisions with respect to the Rights which the company may deem necessary or desirable; provided however, that from and after such time as any person or group becomes the beneficial owner of 20% or more of the outstanding shares of common stock of the company, the Rights Agreement may not be amended in any manner that would adversely affect the interests of the holders of the Rights.

Term

The Rights will expire at the close of business on October 18, 2009, unless earlier exercised or redeemed or exchanged by the company, as described above and in accordance with the terms of the Rights Agreement.

Anti-Takeover Effects

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the company without conditioning the offer on redemption of the Rights or on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board prior to the time that the Rights may not be redeemed (as described above) since the company, at the option of the Board in accordance with the Rights Agreement, may, at any time prior to the acquisition by a person of beneficial ownership of 20% or more of the outstanding shares of common stock of the company, redeem all but not less than all the them outstanding Rights at $.01 per Right. In addition, prior to such time, the shareholders may cause the redemption of the Rights in accordance with the Rights Agreement. The Rights are designed to provide additional protection against abusive takeover tactics such as offers for all shares at less than full value or at an inappropriate time (in terms of maximizing long-term shareholder value), partial tender offers and selective open-market purchases. The Rights are intended to assure that the Board has the ability to protect shareholders and the company if abusive or otherwise undesirable takeover tactics are initiated against the company or efforts are made to gain control of the company in a manner that is not in the best interests of the company and its shareholders.

The Board of Directors believes that the Rights Agreement is in the best interests of the company’s shareholders because it:

•        Provides a way for the Board to defend shareholders against abusive tactics used to gain control of the company without paying all shareholders a fair premium and to ensure that all company shareholders are treated fairly and equally in an acquisition of the company.

•        Encourages anyone seeking to acquire control of the company to negotiate in good faith with the Board and gives the Board significant negotiating power on behalf of the shareholders. This enables the Board to negotiate a fair premium for shareholders that is consistent with the intrinsic value of the company and to block any transaction by an acquiror who is unwilling to pay a fair price (subject to the shareholders’ right to cause the redemption of the Rights under certain circumstances described above).

•        Slows the process by which a potential acquiror may gain control of the company, thereby affording the Board additional time to evaluate a proposed transaction and, if necessary, seek alternative transactions or implement other courses of action to maximize shareholder value.

•        Provides the Board with the ability to run an effective auction of the company or other sale process, where the Board has decided to sell the company, and to protect a negotiated transaction from interlopers once the auction or other sale process is completed.

•        Reduces the likelihood that a potential acquiror who is unwilling to pay a sufficient premium will attempt to acquire the company by means of an open market accumulation, a partial bid for the company, a front-end loaded tender offer or other coercive or unfair takeover tactics, since it limits the size of the position the acquiror may take without the concurrence of the Board.

•        Does not prevent the making of unsolicited offers or the acquisition of the company at a full and fair price since the existence of the Rights Agreement does not eliminate the Board’s responsibility to consider acquisition proposals in a manner consistent with the directors’ fiduciary duties to shareholders.

Shareholder Ratification

Shareholders are being asked to vote to ratify the Rights Agreement in an effort to determine the viewpoint of shareholders on the advisability of the Rights Agreement. If the Rights Agreement is not ratified by shareholders as proposed, the Board intends to reevaluate the Rights Agreement and determine whether it believes the Rights Agreement in its current form continues to be in the shareholders’ best interests. The Board may, as a result of such reevaluation and determination, terminate the Rights Agreement, modify the terms of the Rights Agreement or allow the Rights Agreement to remain in place without change, among other actions.

The Board of Directors unanimously recommends a vote FOR the proposal to ratify the Rights Agreement.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
COMMISSION ON FORM 10-K

Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended July 2, 2006 accompanies this Proxy Statement. Requests for additional copies should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2007 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than July 12, 2007 and no later than August 6, 2007, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 23, 2007 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS
BRIGGS & STRATTON CORPORATION

Robert F. Heath, Secretary
Wauwatosa, Wisconsin
September 20, 2006

APPENDIX A

SUMMARY OF RIGHTS TO PURCHASE
COMMON SHARES

On August 6, 1996, the Board of Directors of Briggs & Stratton Corporation (the “Company”) declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company. The dividend is payable on August 19, 1996 (the “Record Date”) to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one-half of one Common Share of the Company at a price (the “Purchase Price”) of $80 per full share (after giving effect to the two-for-one stock split of the Common Shares effected as a 100% stock dividend effective October 29, 2004), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between the Company and National City Bank, as Rights Agent (the “Rights Agent”) dated as of August 7, 1996, as amended through August 9, 2006 and as may thereafter be amended. Until the earlier to occur of (i) 10 days following public announcement that a person or group of affiliated or associated persons (other than the Company, a subsidiary of the Company or an employee benefit plan of the Company or a subsidiary) (an “Acquiring Person”) have acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Company’s Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than the Company, a subsidiary of the Company or an employee benefit plan of the Company or a subsidiary) of 20% or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate. Notwithstanding the foregoing, any other person or group of affiliated or associated persons who, at the close of business on August 7, 1996, was the beneficial owner of at least 5,785,400 Common Shares (which number of shares constituted 20% of the number of Common Shares outstanding on such date, without giving effect to the two-for-one stock split of the Common Shares effective October 29, 2004) will not be deemed an “Acquiring Person” unless such person or group of affiliated or associated persons acquires beneficial ownership of additional Common Shares at any time that such person or group of affiliated or associated persons is or thereby becomes the beneficial owner of 20% or more of the Common Shares then outstanding.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the Common Shares; (ii) new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference; and (iii) the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on October 18, 2009 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company (including by shareholder action in connection with a “Qualified Offer” as defined in the Agreement), in each case, as described below.

The Purchase Price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to holders of the Common Shares of certain rights or warrants to subscribe for or purchase Common Shares at a price, or securities convertible into Common Shares with a conversion price, less than the then-current market price of the Common Shares or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Common Shares) or of subscription rights or warrants (other than those referred to above).

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the then current Purchase Price. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise at the then current Purchase Price that number of Common Shares having a market value of two times the Purchase Price.

At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. The Company is not required to issue any fractional Common Shares and in lieu thereof, an adjustment in cash may be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. In addition, if the Company receives a Qualified Offer (as defined in the Agreement), then the Rights may be redeemed by way of shareholder action taken at a special meeting of shareholders called by the Board upon the written notice of the holders of at least 10% of Common Shares then outstanding (other than Common Shares held by the offeror or its Affiliates and Associates) for the purpose of voting on a resolution accepting the Qualified Offer and authorizing the redemption of the Rights pursuant to the provisions of the Agreement. The written notice must be received by the Company not earlier than 60 nor later than 80 business days following the commencement of a Qualified Offer that has not been terminated prior thereto and that continues to be a Qualified Offer. The special meeting must be held on or prior to the 90th business day following Company’s receipt of such notice. Such an action by the shareholders requires the affirmative vote of a majority of all Common Shares entitled to vote on such issue (excluding Common Shares held by the offeror and its Affiliates or Associates). If either (A) the special meeting is not held on or prior to the 90th business day following receipt of the special meeting notice, or (B) at the special meeting, the requisite holders of Common Shares vote in favor of the redemption resolution, then all of the Rights will be deemed redeemed by such failure to hold the special meeting or as a result of such shareholder action, as the case may be, at the Redemption Price, or the Board of Directors shall take such other action as would prevent the existence of the Rights from interfering with the consummation of the Qualified Offer, effective immediately prior to the consummation of the Qualified Offer if, and only if, the Qualified Offer is consummated within 60 days after either (x) the close of business on the 90th business day following receipt of the special meeting notice if a special meeting is not held on or prior to such date or (y) the date on which the results of the vote on the redemption resolution at the special meeting are certified as official, as the case may be. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

“Qualified Offer” means an offer that has each of the following characteristics:

•                     a fully financed all-cash tender offer or an exchange offer offering at least 70 percent cash and Common Shares of the offeror, in each such case for any and all of the outstanding Common Shares of the Company;

•                     an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act;

•                     an offer whose per-share offer price (A) is greater than the highest reported market price for the Common Shares of the Company during the 24-month period immediately preceding the date on which the offer is commenced and (B) represents a reasonable premium above the average of the closing prices for the five trading days immediately preceding the date on which the offer is commenced;

•                     an offer that (A) is accompanied by a written opinion of a nationally recognized investment banking firm that is addressed to the Company and the holders of Common Shares of the Company other than such Person and states that the price to be paid to such holders pursuant to the offer is fair from a financial point of view to such holders and includes any written presentation of such firm showing the analysis and range of values underlying such conclusions, which written opinion and any such presentation are updated and provided to the Company prior to the date such offer is consummated, and (B) within 20 business days after the commencement date of the offer (or within 10 business days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board of Directors of the Company rendering an opinion to the Board of Directors of the Company that the consideration being offered to the holders of the Common Shares is either unfair or inadequate;

•                     if the offer includes Common Shares of the offeror, an offer pursuant to which (A) the offeror shall permit a nationally recognized investment banking firm retained by the Board of Directors of the Company and legal counsel designated by the Company to have access to such offeror’s books, records, management, accountants and other appropriate outside advisers for the purposes of permitting such investment banking firm and such legal counsel to conduct a due diligence review of the offeror in order to permit such investment banking firm to be able to render an opinion to the Board of Directors of the Company with respect to whether the consideration being offered to the holders of the Common Shares of the Company is fair or adequate, and (B) within 10 business days after such investment banking firm shall have notified the Company and the offeror that it had completed the due diligence review to its satisfaction (or following completion of such due diligence review within 10 business days after any increase in the consideration being offered), such investment banking firm does not render an opinion to the Board of Directors of the Company that the consideration being offered to the holders of the Common Shares of the Company is either unfair or inadequate and such investment banking firm does not after the expiration of such 10 business day period render an opinion to the Board of Directors of the Company that the consideration being offered to the holders of the Common Shares of the Company has become either unfair or inadequate based on a subsequent disclosure or discovery of a development or developments that have had or are reasonably likely to have a material adverse affect on the value of the Common Shares of the offeror;

•                     an offer that is subject only to the minimum tender condition described below and other usual and customary terms and conditions, which conditions shall not include any financing, funding or similar condition or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants and other outside advisers of the Company;

•                     an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that the offer will remain open for at least 60 business days and, if a special meeting is duly requested under the redemption provisions, for, at least 10 business days after the date of the special meeting or, if no special meeting is held within 90 business days following receipt of the special meeting notice, for at least 10 business days following such 90 business day period;

•                     an offer pursuant to which the Company has received an irrevocable written commitment by the offeror that the offer, it if is otherwise to expire prior thereto, will be extended for at least 20 business days after any increase in the price offered, and after any bona fide alternative offer is commenced;

•                     an offer that is conditioned on a minimum of at least 90% of the outstanding Common Shares (other than Common Shares held by the offeror being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

•                     an offer pursuant to which the Company has received an irrevocable written commitment by the offeror to consummate as promptly as practicable upon successful completion of the offer a second step transaction whereby all Common Shares not tendered into the offer will be acquired at the same amount and form of consideration per share actually paid pursuant to the offer, subject to shareholders’ statutory appraisal rights, if any;

•                     an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, change the form of consideration offered, reduce the number of shares being sought, or otherwise change the terms of the offer in a way that is adverse to a tendering shareholder;

•                     if the offer includes Common Shares of the offeror, (A) the offeror is a publicly owned United States corporation, and its Common Shares are freely tradable and are listed or admitted to trading on either the New York Stock Exchange or the Nasdaq National Market, (B) no shareholder approval of the offeror is required to issue such Common Shares, or, if required, such approval has already been obtained, (C) no Person beneficially owns more than 20% of the voting stock of the offeror at the time of commencement of the offer or at any time during the term of the offer, and (D) no other class of voting stock of the offeror is outstanding, and the offeror meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Securities Act of 1933, as amended, including, without limitation, the filing of all required Exchange Act reports in a timely manner during the 12 calendar months prior to the date of commencement of the offer;

•                     an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that the offeror will pay (or share with any other offeror) at least one-half of the Company’s costs of a special meeting requested with respect to such offer; and

•                     an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that if the offer is not consummated, the offeror will not make any offer for or purchase any equity securities of the Company for a period of one year after the commencement of the original offer if such original offer does not result in the tender of at least 85% of the outstanding Common Shares not owned by the offeror.

The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

A copy of the Rights Agreement, as amended through August 9, 2006, has been filed with the Securities and Exchange Commission as an Exhibit to the Company’s Amended Registration Statement on Form 8-A/A filed on August 15, 2006. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

PRELIMINARY PROXY MATERIALS

BRIGGS & STRATTON CORPORATION PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS—OCTOBER 18, 2006	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of JOHN S. SHIELY and ROBERT F. HEATH, with power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the shareholders’ annual meeting of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Washington, DC on October 18, 2006 at 9:00 a.m. Eastern Daylight Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named “FOR” proposals 1, 2 and 3 and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation’s 401(k) Plans or Dividend Reinvestment Plan, this proxy constitutes voting instructions for any shares so held.

(Continued and to be Signed on Reverse Side)

BRIGGS & STRATTON CORPORATION
P.O. Box 702, Milwaukee, WI 53201-0702
PROXY SOLICITATED ON BEHALF OF THE BOARD OF DIRECTORS

(SEE REVERSE SIDE)

BRIGGS & STRATTON CORPORATION ANNUAL MEETING

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS
AND PROPOSALS 2 AND 3.

(1)	Election of Three Directors: Nominees—Robert J. O’Toole, John S. Shiely, Charles I. Story
	☐ VOTE FOR all nominees listed above*	☐	VOTE WITHHELD from all nominees listed above
*To withhold authority to vote for any nominee, write the nominee’s name on the space below.

(2)	Ratification of PricewaterhouseCoopers LLP as the company’s independent auditor.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	Ratification of the Rights Agreement as amended by the Board of Directors on August 9, 2006.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)	In the discretion of the appointed proxies on any other matters properly brought to a shareholder vote at the meeting, all as set forth in the Notice and Proxy Statement.

You are acknowledging receipt of the Notice and Proxy Statement by submitting your vote.

☐ I PLAN TO ATTEND THE MEETING.	Date	, 2006

Signature(s) in Box

Please sign exactly as your name appears, giving your full title if signing as attorney or fiduciary. If shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.